Rotoblock Expands Management Team Appointing Tony Collins as Vice President of Corporate Development and Technology

Rotoblock is pleased to announce the appointment of Tony Collins as acting Vice President leading the company's global focus on its world-class technology infrastructure, including implementing and evolving corporate development and tools that enable aggressive business growth. With more than 10 years of leadership experience in fast growing global organizations, Mr. Collins brings a unique blend of technology experience and business acumen to his position with a direct focus on technology vision and strategy, operations management, business process reengineering, and new business growth.

Prior to joining Rotoblock Corporation, Mr. Collins most recently served as President of Merchant West Communications, a corporate communications firm focusing on the growth development of microcap companies assisting with financing, corporate strategy and business development. Other leadership positions include senior management with Indus Investments, Colliers International and Molson Indy Vancouver.

"I am pleased to join the Rotoblock Corporation at such an exciting time in the company's history," said Mr.Collins. "As international demand for the company's technology continues to accelerate, it is imperative that business goals and strategies align to enable growth and continuity. I am extremely enthused in partnering with the entire organization to develop a strategy that meets their needs and ensures that they are leveraging Rotoblock to the highest level helping the company achieve an even greater business technology advantage in today’s global market."

About Rotoblock Corporation -- Rotoblock in its expanded mandate is focused on the development of leading-edge power train technologies and the further improvement of the Oscillating Piston Engine. Although Rotoblock has already signed a licensing agreement with OBVIO! Brazil, the company continues to improve the performance of the engine, which will lead to additional and profitable licensing and/or partnerships for its manufacture. The company was incorporated in Nevada and is headquartered in Santa Rosa, California. The Company has full rights to the patents of the Oscillating Piston Engine and believes the Rotoblock Oscillating Piston Engine has useful applications in an endless number of areas where its powerful, light-weight and efficient design are sought after attributes. Visit Rotoblock's corporate website for details about the company, technology, and regulatory filings. The address is: http://www.rotoblock.com.

Safe Harbor For Forward-Looking Statements Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Rotoblock Corporation has little or no control.

CONTACT:
Rotoblock Corporation
Tony R. Collins
Toll Free (877) 511-0110